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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 8-A/A
                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


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                            MERRIMAC INDUSTRIES, INC.
             (Exact name of registrant as specified in its charter)


              Delaware                                    22-1642321
(State of incorporation or organization)    (I.R.S. Employer Identification No.)


             41 Fairfield Place West Caldwell, New Jersey 07006-6287
                    (Address of principal executive offices)



Securities to be registered pursuant to Section 12(b) of the Act:


                                               Name of each exchange on which
Title of each class to be so registered        each Class is to be registered
---------------------------------------        ---------------------------------
Common Share Purchase Rights                   American Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:


None


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         This Amendment amends the Form 8-A, dated March 16, 1999 of Merrimac
Industries, Inc. (the "Company"), as amended on June 9, 1999, April 10, 2000, October 27, 2000 and February 21, 2001 (the "Registration Statement"). This Amendment is being filed to reflect Amendment No. 5, dated as of February 28, 2002, and Amendment No. 6, dated as of September 18, 2002, to the Rights Agreement, dated as of March 9, 1999, between the Company and Mellon Investor Services LLC.

         The second and third paragraphs of Item 1 of the Registration Statement are hereby amended and restated in their entirety as follows:

         Prior to the Distribution Date (as defined below), the Rights will be evidenced by the certificates for and will be transferred with the Common Stock and the registered holders of the Common Stock will be deemed to be the registered holders of the Rights. Subsequent to January 23, 2001, all references to the "Company" shall mean Merrimac Industries, Inc., a Delaware corporation, and all references to "Common Stock" shall mean the common stock, par value $0.01, of Merrimac Industries, Inc. a Delaware corporation. After the Distribution Date, the rights agent will mail separate certificates evidencing the Rights to each record holder of the Common Stock as of the close of business on the Distribution Date (unless the Rights were earlier redeemed or exchanged), and thereafter the Rights will be transferable separately from the Common Stock. The "Distribution Date" generally means the earlier of (i) the close of business on the 10th day after the date of the first public announcement that a person (other than the Company or any of its subsidiaries or any employee benefit plan of the Company or any such subsidiary or, in certain circumstances, William D. Witter, Inc., together with its affiliates and associates other than Charles F. Huber, II, Infineon Technologies AG, together with its affiliates and associates, Adam Smith Investment Partners, L.P., together with its affiliates and associates, and Dupont Chemical and Energy Operations, Inc., together with its affiliates and associates) has acquired beneficial ownership of 10% or more of the outstanding shares of Common Stock (an "Acquiring Person") or (ii) the close of business on the 10th business day (or such later day as may be designated before any person has become an Acquiring Person by the Board of Directors) after the date of the commencement of, or the announcement of an intention to commence, a tender or exchange offer by any person which would, if consummated, result in such person becoming an Acquiring Person.

         Prior to the Distribution Date, the Rights will not be exercisable. After the Distribution Date (but before any person has become an Acquiring Person), each Right will be exercisable to purchase, for $25.00 (the "Purchase Price"), one share of Common Stock. The terms and conditions of the Rights are set forth in a Rights Agreement dated as of March 9, 1999, as amended by Amendment No. 1 dated as of June 9, 1999, Amendment No. 2 dated as of April 7, 2000, Amendment No. 3 dated as of October 26, 2000, Amendment No. 4 dated as of February 21, 2001, Amendment No. 5 dated as of February 28, 2002, and Amendment No. 6 dated as of September 18, 2002 (the "Rights Agreement").



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The last paragraph of Item 1 of the Registration Statement is hereby amended and restated in its entirety as follows:

         The foregoing description of the Rights Agreement is qualified in its entirety by reference to the full text of the Rights Agreement, which is attached as Exhibit 1 to the Company's Current Report on Form 8-K filed with the Securities and Exchange Commission ("SEC") on March 9, 1999 and incorporated herein by reference, Amendment No. 1 thereto, which is attached as Exhibit 1 to the Company's Current Report on Form 8-K filed with the SEC on June 9, 1999 and incorporated herein by reference, Amendment No. 2 thereto, which is attached as
Exhibit 1(b) to the Company's Current Report on Form 8-K filed with the SEC on April 10, 2000 and incorporated herein by reference, Amendment No. 3 thereto, which is attached as Exhibit 1(c) to the Company's Current Report on Form 8-K filed with SEC on October 27, 2000 and incorporated herein by reference, Amendment No. 4 thereto, which is attached as Exhibit 1(d) to the Company's Current Report on Form 8-K filed with the SEC on February 21, 2001 and incorporated herein by reference, Amendment No. 5 thereto, which is attached hereto as Exhibit 1(e) and incorporated herein by reference, and Amendment No. 6 thereto, which is attached hereto as Exhibit 1(f) and incorporated herein by reference.








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Item 2 of this Registration Statement is hereby amended by adding the following new exhibits:

1(e)     Amendment No. 5, dated as of February 28, 2002, to the Rights Agreement dated as of March 9, 1999, as amended, between Merrimac Industries, Inc. and Mellon Investor Services LLC (f.k.a. ChaseMellon Shareholder Services, LLC), as Right Agent.

1(f)     Amendment No. 6, dated as of September 18, 2002, to the Rights
Agreement dated as of March 9, 1999, as amended, between Merrimac Industries, Inc. and Mellon Investor Services LLC.












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                                    SIGNATURE

         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.



                                    MERRIMAC INDUSTRIES, INC.



                                    By:  /s/ Robert V. Condon
                                         ------------------------------
                                    Name:   Robert V. Condon
                                    Title:  Vice President, Finance
                                            and Chief Financial Officer




Dated: October 8, 2002









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